                                                                 EXHIBIT 10.3(b)



March 1, 1989



Dear (Participant):

In January 1989, the Company determined that it would "freeze" the contributory Executive Insurance Plan (Split Dollar Plan). An explanation of that action and some history of the Plan may be helpful.

The freezing of the Plan means that the insurance coverage available under its terms will be maintained at current levels. The present coverage for those in the Plan at January 1, 1989 will continue to be carried on the same basis as in the past. The benefits of the Plan will no longer be extended to those not currently covered and coverage will not change for those who are covered.

By way of history, the Split Dollar Plan was originally established in 1974. At that time the maximum pension benefit available to employees of the Company was about $14,000. In order to provide a supplement to that basic benefit to better handle the needs of executives for insurance or pension benefits at retirement, the Split Dollar Plan was established. In the early 1980's the Company's regular pension plan was revised to provide, generally, a benefit up to 60% of average earnings over the last ten years of employment to a maximum of $60,000 a year.

In view of the substantial improvement in pension benefits, as exemplified by the increase in the maximum benefit ($14,000 to $60,000 a year), it was apparent that the need for the Split Dollar Plan no longer was required.

As part of the revision to the Plan, it was also determined that you may elect to take the payout over a 10-year certain period with monthly payments beginning at age 65 or to purchase the insurance contract at age 65.

We hope this explanation provides the background and the basis for the recent change in the Plan. Should you have any questions, please contact me at your convenience.

Sincerely,



Charles E. Wieser
Senior Vice President